EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER 2015 RESULTS
Diluted EPS of $0.79 and Adjusted Diluted EPS of $0.81 from continuing operations on record first quarter sales

First Quarter Highlights

•	Announced the sale of OEM Supply - Fasteners segment for $380 million

•	Record 1st quarter sales of $1.39 billion, up 9%, reflecting 2% organic growth

•	Record ECS security sales of $376 million, up 73%, reflecting 7% organic growth

GLENVIEW, IL, (Business Wire) April 28, 2015 - Anixter International Inc. (NYSE: AXE) today reported record first quarter sales of $1.39 billion for the quarter ended April 3, 2015, an 8.7 percent increase compared to the year-ago quarter. The current quarter and year-ago quarter each had 65 billing days. The favorable impact from the Tri-Ed acquisition was partially offset by macroeconomic headwinds including the sharply stronger US dollar and weaker average copper prices. As a result, organic sales increased by 2.2 percent year-over-year.

On February 12, 2015, we announced that we entered into a definitive agreement to sell the OEM Supply - Fasteners ("Fasteners") segment to American Industrial Partners for $380 million, with an expected closing in the second quarter of 2015. All commentary in this release reflects continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations to GAAP from the adjusted numbers as reported.

EBITDA of $65.5 million, or 4.7 percent of sales, compares to $66.7 million, or 5.2 percent of sales, in the prior year quarter. The decline in margin was caused by the mix impact from strong growth in our security business, unfavorable impacts of foreign exchange and lower average copper prices, and competitive pricing pressure in the market.

Net income from continuing operations of $26.5 million compares to $37.7 million in the prior year quarter. The currency, copper and pricing impacts mentioned above account for nearly half of the decline, and higher depreciation, interest and amortization resulting from the Tri-Ed acquisition accounting for the remainder of the decrease. This results in an adjusted diluted earnings per share from continuing operations of $0.81 compared to $1.14 in the prior year quarter.

"While we delivered strong growth in sales and profits in our security business, overall the quarter was challenging. Enterprise Cabling & Security Solutions ("ECS"), our largest segment, delivered its third consecutive quarter of strong revenue performance; however, operating performance was negatively impacted by competitive margin pressure. While margin was solid in our Electrical and Electronic Wire & Cable ("W&C") segment, our sales growth was negatively affected by copper and slower industrial growth, especially related to the oil and gas sector in Canada. From a geographic perspective, we delivered our strongest organic growth in the US; however, North America was significantly impacted by the weaker Canadian macro environment," commented Bob Eck, President and CEO. "Importantly, we made significant strategic progress in the quarter as we began to sharpen our focus on our cabling and security businesses and improve the return on capital. As part of this effort, the announced sale of our Fasteners segment enables us to better direct resources toward areas that will maximize shareholder value in both the near term and the long term."

Income Statement Detail

Gross margin of 22.3 percent in the current quarter improved 20 basis points sequentially, reflecting improved margin in our W&C segment, and compares to 22.9 percent in the prior year quarter. The acquisition of Tri-Ed accounts for 30 basis points of the year-over-year margin decrease. The remaining year-over-year margin decrease was caused by lower margins in ECS reflecting faster growth in legacy security sales, in addition to currency headwinds and competitive pressures.

Operating expense of $250.0 million compares to $241.1 million in the fourth quarter of 2014, which included $1.5 million in acquisition and integration costs. On an adjusted basis, sequential operating expense increased by 4.3 percent. On a year-over-year basis, operating expense compares to $221.8 million in the prior year quarter. Excluding $23.6 million of expense for the impact of Tri-Ed and favorable foreign currency of $8.2 million, adjusted operating expense would have increased by 5.2 percent. Current quarter operating expense includes the incremental impacts of approximately $3.3 million from the previously disclosed higher pension and other employee benefit costs, $0.8 million of bad debt expense and approximately $1.0 million of severance costs. Further adjusting for these items, operating expense would have increased 3.1 percent.

Adjusted EBITDA margin in the current quarter of 5.3 percent compares to 6.2 percent in the year-ago quarter. The operating expense items identified above negatively impacted adjusted EBITDA margin in the current quarter by 30 basis points. The remaining change in adjusted EBITDA margin versus prior year reflects lower W&C sales combined with lower average copper prices, lower ECS gross margin, and foreign currency headwinds, partially offset by strong operating expense management.

Interest expense of $14.2 million increased by $4.1 million compared to the prior year quarter. The increase in interest expense results from the Senior notes due 2021 issued in September 2014 to fund the Tri-Ed acquisition and incremental interest expense from a new bank term loan, partially offset by the retirement of the notes that matured in the first quarter of 2014, notes that matured in the first quarter of 2015, and lower balances for the accounts receivable securitization facility and revolving lines of credit.

Foreign exchange and other expense of $4.0 million compares to $9.7 million in the year ago period, primarily due to the large currency devaluation in Venezuela and Argentina in the prior year quarter.

Our effective tax rate of 35.6 percent increased from the prior year adjusted effective rate of 34.6 percent, primarily due to a change in the country mix of earnings, in part due to the acquisition of Tri-Ed.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $915.8 million compares to $776.8 million in the prior year period, a 17.9 percent increase, driven by an increase in security sales, both from Tri-Ed and our legacy business. Adjusting for the $27.9 million unfavorable impact from foreign exchange on current year sales and the $141.8 favorable impact from the Tri-Ed acquisition, ECS organic sales increased by 2.7 percent.

Geographically, organic sales increased by 3.0 percent in North America and 12.5 percent in EMEA, partially offset by a 5.5 percent decrease in Emerging Markets.

Record quarter ECS security sales of $375.9 million, which represents approximately 40 percent of total segment sales, increased from $217.9 million in the prior year quarter. Excluding the favorable impact of Tri-Ed sales and the $6.6 million negative currency impact, organic security sales growth was 6.5 percent. The strength we experienced in the second half of 2014 continued, reflecting the success of actions we took mid year 2014 to significantly strengthen our legacy security business.

ECS operating income of $36.3 million decreased by 3.1 percent versus $37.6 million. Currency had a $1.3 million unfavorable impact on the current quarter. Operating margin of 4.0 percent compares to 4.8 percent in the year-ago quarter. The acquisition of Tri-Ed accounts for 20 basis points of the decline, with currency headwinds, product mix and competitive pricing pressures causing the remainder of the weakness.

ECS adjusted EBITDA of $45.5 million compares to $42.5 million in the prior year quarter. The corresponding margin of 5.0 percent compares to 5.5 percent in the prior year quarter.

Electrical and Electronic Wire & Cable (“W&C”) sales of $469.3 million compares to $497.5 million in the prior year period. Excluding the $18.6 million unfavorable impact from foreign exchange and the $15.8 million unfavorable impact from lower average copper prices, W&C organic sales increased by 1.2 percent.

Geographically, organic sales growth of 3.6 percent in North America reflected strong sales growth in the US, partially offset by slowing trends in Western Canada. Weakness in the oil and gas sector continued to impact sales and operating profit. Sales decreased by 3.7 percent in EMEA and 5.4 percent in Emerging Markets, both versus prior year on an organic basis.

W&C operating income of $26.2 million compares to operating income of $35.3 million in the year-ago quarter. Operating margin of 5.6 percent compares to 6.3 percent in the prior quarter. The decline in operating margin versus the prior quarter was caused by the unfavorable impacts of lower copper prices and currency headwinds combined with the overall weaker macro environment, all creating significant negative operating expense leverage.

W&C adjusted EBITDA of $30.5 million compares to $39.8 million in the prior year quarter. The corresponding adjusted EBITDA margin of 6.5 percent compares to 8.0 percent in the prior year quarter.

Discontinued Operations

As a result of the previously announced sale of Anixter's Fasteners segment, this segment has been reclassified as an "Asset Held for Sale" and has been reported as Discontinued Operations beginning in the current quarter, and 2014 results have been restated to reflect this classification. The segment delivered sales of $249.4 million and operating income of $11.9 million in the current quarter. Also included in Discontinued Operations are $2.2 million of costs associated with the transaction.

Cash Flow and Leverage

Net cash provided from operations was $18.0 million for the current quarter, which compares to $8.0 million in the prior year quarter. The increase in cash generation reflects lower working capital investment in the business. Capital expenditures of $10.9 million in the current quarter compares to $9.0 million in the prior year quarter. For the full year we expect to invest approximately $50 million in capital investments while generating over $150 million in cash flow from operations.

“While we experienced strong growth in certain of our markets, overall the macro environment drove larger-than-expected currency, copper and pricing effects. Consequently, we are focusing on additional opportunities to drive cost reduction that we believe will improve our long term cost structure and profitability," commented Ted Dosch, Executive Vice President - Finance and CFO. "We are pleased with the successful integration of Tri-Ed, which delivered expected synergies to the combined security businesses in the first quarter. Finally, with the cash flow we expect to generate from operations and proceeds from the sale of our Fasteners business, our goal is to return to our target debt-to-capital range of 45 - 50 percent during 2015, excluding any further M&A activity."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 51.9% compares to 51.6% at the end of 2014

•	Weighted average cost of borrowed capital of 4.6% compares to 4.8% in the year-ago quarter

•	$291 million available under revolving lines of credit and accounts receivable securitization facility at quarter end

Business Outlook

“Overall, our first quarter 2015 organic sales growth of 2.2 percent was at the low end of the outlook we provided at the beginning of the year. Looking ahead, we expect the positive trends in our security business to continue, and are cautiously optimistic that improved market conditions in our network infrastructure business that began in late 2014 will persist. While our Wire & Cable business delivered sales that were below our expectations, we are pleased with the margin stabilization in the business." commented Bob Eck. "We believe that the balance of the year will bring with it more uncertainty in both the macro economic environment and within our industry so we have expanded the range for our sales growth outlook and now believe that full year organic sales growth from continuing operations will be in the 0 - 4 percent range."

Financial Results

(In millions, except per share amounts)

	Three Months Ended
	Apr 3, 2015	Apr 4, 2014	Percent Change
Net Sales	$1,385.1	$1,274.3	9%
Operating Income	$59.3	$70.0	(15)%
EBITDA	$65.5	$66.7	(2)%
Net Income	$26.5	$37.7	(30)%
Diluted Earnings Per Share	$0.79	$1.13	(30)%
Diluted Weighted Shares	33.4	33.3	1%

First Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (888) 437-9445
International dial-in:        (719) 325-2281
Passcode:             655 0853

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “First Quarter 2015 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 500,000 products and $1.0 billion in inventory 3) approximately 270 warehouses/branch locations with 7.5 million square feet of space and 4) locations in 300 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Beginning in 2015, we calculate the year-over-year organic sales growth impact relating to the Tri-Ed acquisition by including the 2014 results with our results (on a "pro forma" basis) as we believe this represents the most accurate representation of organic growth, considering the nature of the company we acquired and the synergistic revenues that have been achieved. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other special items from reported financial results, as defined above. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	April 3, 2015	April 4, 2014
(In millions, except per share amounts)
		As Adjusted
Net sales	$1,385.1	$1,274.3
Cost of goods sold	1,075.8	982.5
Gross profit	309.3	291.8
Operating expenses	250.0	221.8
Operating income	59.3	70.0
Interest expense	(14.2)	(10.1)
Other, net	(4.0)	(9.7)
Income from continuing operations before income taxes	41.1	50.2
Income tax expense from continuing operations	14.6	12.5
Net income from continuing operations	26.5	37.7
Income from discontinued operations before income taxes	11.2	14.0
Income tax expense from discontinued operations	18.6	4.3
Net (loss) income from discontinued operations	(7.4)	9.7
Net income	$19.1	$47.4

Income per share:
Basic:
Continuing operations	$0.80	$1.15
Discontinued operations	(0.22)	0.29
Net Income	$0.58	$1.44

Diluted:
Continuing operations	$0.79	$1.13
Discontinued operations	(0.22)	0.30
Net Income	$0.57	$1.43

Weighted-average common shares outstanding:
Basic	33.2	32.9
Diluted	33.4	33.3

Reportable Segments
Net sales:
Enterprise Cabling & Security Solutions	$915.8	$776.8
Electrical and Electronic Wire & Cable	469.3	497.5
Corporate	—	—
	$1,385.1	$1,274.3
Operating income:
Enterprise Cabling & Security Solutions	$36.3	$37.6
Electrical and Electronic Wire & Cable	26.2	35.3
Corporate	(3.2)	(2.9)
	$59.3	$70.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	April 3, 2015	January 2, 2015
(In millions, except share and per share amounts)
		As Adjusted
Assets
Cash and cash equivalents	$101.2	$92.0
Accounts receivable, net	1,109.4	1,171.0
Inventories	839.0	859.0
Deferred income taxes	33.4	33.7
Other current assets	51.5	54.9
Current assets held for sale	419.1	379.2
Total current assets	2,553.6	2,589.8
Property and equipment, net	107.6	104.2
Goodwill	577.1	582.3
Other assets	270.9	282.5
Long-term assets held for sale	—	27.7
Total assets	$3,509.2	$3,586.5

Liabilities and Stockholders' Equity
Accounts payable	$682.5	$738.5
Accrued expenses	169.7	183.2
Current liabilities held for sale	131.8	108.8
Total current liabilities	984.0	1,030.5
5.125% Senior notes	394.4	394.2
5.625% Senior notes	346.1	345.9
Term loan	197.5	198.8
Accounts receivable securitization facility	190.0	65.0
Revolving lines of credit and other	74.0	3.8
5.95% senior notes	—	200.0
Other liabilities	208.7	215.1
Long-term liabilities held for sale	—	0.2
Total liabilities	2,394.7	2,453.5
Stockholders' equity	1,114.5	1,133.0
Total liabilities and stockholders' equity	$3,509.2	$3,586.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 3, 2015	April 4, 2014
(In millions)

Operating activities
Net income	$19.1	$47.4

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6.1	5.6
Amortization of intangible assets	5.4	2.0
Stock-based compensation	3.6	3.3
Accretion of debt discount	0.4	0.3
Amortization of deferred financing costs	0.4	0.4
Deferred income taxes	—	(3.8)
Excess income tax benefit from employee stock plans	(0.4)	(2.7)
Pension plan contributions	(4.8)	(4.7)
Pension plan expenses	2.9	1.0
Changes in current assets and liabilities, net	(15.5)	(41.1)
Other, net	0.8	0.3
Net cash provided by operating activities	18.0	8.0

Investing activities
Capital expenditures, net	(10.9)	(9.0)
Other	2.3	—
Net cash used in investing activities	(8.6)	(9.0)

Financing activities
Proceeds from borrowings	346.8	330.4
Repayment of borrowings	(151.5)	(263.6)
Retirement of Notes due 2015	(200.0)	—
Repayment of term loan	(1.3)	—
Excess income tax benefit from employee stock plans	0.4	2.7
Retirement of Notes due 2014	—	(32.3)
Proceeds from stock options exercised	—	0.5
Other	(1.0)	(1.7)
Net cash (used in) provided by financing activities	(6.6)	36.0

Increase in cash and cash equivalents	2.8	35.0

Effect of exchange rate changes on cash balances	6.4	(2.5)

Cash and cash equivalents at beginning of period	92.0	57.3
Cash and cash equivalents at end of period	$101.2	$89.8

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

First Quarter 2015 Sales Growth Trends
	Q1 2015				Q1 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Enterprise Cabling and Security Solutions
North America	$720.2	$10.9	$—	$731.1	$568.6	$140.9	$709.5	3.0%
Europe	83.4	10.7	—	94.1	83.6	—	83.6	12.5%
Emerging Markets	112.2	6.3	—	118.5	124.6	0.9	125.5	(5.5)%
Enterprise Cabling and Security Solutions	$915.8	$27.9	$—	$943.7	$776.8	$141.8	$918.6	2.7%

Electrical and Electronic Wire and Cable
North America	$339.8	$9.9	$13.7	$363.4	$350.8	$—	$350.8	3.6%
Europe	71.6	7.1	0.8	79.5	82.6	—	82.6	(3.7)%
Emerging Markets	57.9	1.6	1.3	60.8	64.1	—	64.1	(5.4)%
Electrical and Electronic Wire and Cable	$469.3	$18.6	$15.8	$503.7	$497.5	$—	$497.5	1.2%

Total Anixter International	$1,385.1	$46.5	$15.8	$1,447.4	$1,274.3	$141.8	$1,416.1	2.2%

Geographic Sales
North America	$1,060.0	$20.8	$13.7	$1,094.5	$919.4	$140.9	$1,060.3	3.2%
Europe	155.0	17.8	0.8	173.6	166.2	—	166.2	4.4%
Emerging Markets	170.1	7.9	1.3	179.3	188.7	0.9	189.6	(5.5)%
Total Anixter International	$1,385.1	$46.5	$15.8	$1,447.4	$1,274.3	$141.8	$1,416.1	2.2%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended
	April 3, 2015	April 4, 2014

Continuing operations		As Adjusted
Items impacting comparability of results:
Items impacting operating expenses:
None	$—	$—
Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	(0.7)	(8.0)
Total of items impacting other expenses	$(0.7)	$(8.0)
Total of items impacting pre-tax income	$(0.7)	$(8.0)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	0.3	2.7
Primarily reversal of deferred income tax valuation allowances	—	4.9
Total of items impacting income taxes	$0.3	$7.6
Net loss impact of these items	$(0.4)	$(0.4)
Diluted EPS impact of these items	$(0.02)	$(0.01)

(Discontinued operations)
Items impacting comparability of results:
Items impacting operating expenses:
None	$—	$—
Items impacting other expenses:
None	—	—
Total of items impacting other expenses	$—	$—
Total of items impacting pre-tax income	$—	$—
Items impacting income taxes:
Change in permanent reinvestment assertion	(15.2)	—
Total of items impacting income taxes	$(15.2)	$—
Net loss impact of these items	$(15.2)	$—
Diluted EPS impact of these items	$(0.45)	$—

GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Continuing operations:
Net income from continuing operations – Non-GAAP	$26.9	$38.1
Items impacting net income from continuing operations	(0.4)	(0.4)
Net income from continuing operations – GAAP	$26.5	$37.7

Diluted EPS – Non-GAAP	$0.81	$1.14
Diluted EPS impact of these items	(0.02)	(0.01)
Diluted EPS – GAAP	$0.79	$1.13

Discontinued operations:
Net income from discontinued operations – Non-GAAP	$7.8	$9.7
Items impacting net income from discontinued operations	(15.2)	—
Net income (loss) from discontinued operations – GAAP	$(7.4)	$9.7

Diluted EPS – Non-GAAP	$0.23	$0.30
Diluted EPS impact of these items	(0.45)	—
Diluted EPS – GAAP	$(0.22)	$0.30

Total:
Net income – Non-GAAP	$34.7	$47.8
Items impacting net income	(15.6)	(0.4)
Net income - GAAP	$19.1	$47.4

Diluted EPS – Non-GAAP	$1.04	$1.44
Diluted EPS impact of these items	(0.47)	(0.01)
Diluted EPS – GAAP	$0.57	$1.43

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

2015 and 2014 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended
	April 3,	April 4,
	2015	2014
		As Adjusted
Income from continuing operations before taxes - GAAP	$41.1	$50.2
Income tax expense - GAAP	$14.6	$12.5
Effective income tax rate	35.6%	24.9%

Total of items impacting pre-tax income above	$(0.7)	$(8.0)
Total of items impacting income taxes above	$0.3	$7.6

Income from continuing operations before income taxes - Non-GAAP	$41.8	$58.2
Income tax expense – Non-GAAP	$14.9	$20.1
Adjusted effective income tax rate	35.6%	34.6%

No items significantly impacting the comparability of operating expense.

2015 EBITDA by Segment
	Three Months Ended April 3, 2015
	ECS	W&C	Corporate	Total
Net income from continuing operations	$36.3	$26.2	$(36.0)	$26.5
Interest expense	—	—	14.2	14.2
Income taxes	—	—	14.6	14.6
Depreciation	3.4	1.7	—	5.1
Amortization of intangible assets	3.7	1.4	—	5.1
EBITDA	$43.4	$29.3	$(7.2)	$65.5
EBITDA leverage	2.0%	nm	nm	nm
EBITDA as a % of sales	4.7%	6.3%	nm	4.7%

Foreign exchange and other non-operating expense	$—	$—	$4.0	$4.0
Stock-based compensation	2.1	1.2	—	3.3
Adjusted EBITDA	$45.5	$30.5	$(3.2)	$72.8
Adjusted EBITDA leverage	2.2%	nm	nm	nm
Adjusted EBITDA as a % of sales	5.0%	6.5%	nm	5.3%

nm - not meaningful

2014 EBITDA by Segment
	Three Months Ended April 4, 2014
	As Adjusted
	ECS	W&C	Corporate	Total
Net income from continuing operations	$37.6	$35.3	$(35.2)	$37.7
Interest expense	—	—	10.1	10.1
Income taxes	—	—	12.5	12.5
Depreciation	2.9	1.8	—	4.7
Amortization of intangible assets	0.2	1.5	—	1.7
EBITDA	$40.7	$38.6	$(12.6)	$66.7
EBITDA leverage	22.0%	nm	nm	nm
EBITDA as a % of sales	5.2%	7.8%	nm	5.2%

Foreign exchange and other non-operating expense	$—	$—	$9.7	$9.7
Acquisition and strategic project costs	—	—	—	—
Stock-based compensation	1.8	1.2	—	3.0
Adjusted EBITDA	$42.5	$39.8	$(2.9)	$79.4
Adjusted EBITDA leverage	12.0%	nm	nm	nm
Adjusted EBITDA as a % of sales	5.5%	8.0%	nm	6.2%

nm - not meaningful